Exhibit 10.2

Officer Name:

Number of Target Shares:

CRYOLIFE PERFORMANCE SHARE AGREEMENT

CRYOLIFE, INC. (“CryoLife”) is pleased to grant you the right to receive CryoLife common stock, as described below. This grant is made subject to the further terms and conditions set forth in this Agreement and the terms of the CryoLife, Inc. Second Amended and Restated 2009 Stock Incentive Plan (the “Plan”).

Grant Date:	February 19, 2015

Target Number of Performance Shares:

Adjusted EBITDA (80%)

Inventory (10%)

Accounts Receivable—
Days Sales Outstanding (“DSO”) (10%)

Total:

Vesting:	50%	February 19, 2016
	25%	February 19, 2017
	25%	February 19, 2018

The performance shares will vest, and common stock will be issued, based on a combination of (i) attaining specified levels of 2015 adjusted EBITDA, (ii) the amount of inventory at the end of fiscal year 2015, (iii) CryoLife’s DSO for 2015, and (iv) the passage of time, as more specifically described on Exhibits “A”, “B” and “C”. We calculate adjusted EBITDA as GAAP Net Income before interest, taxes, depreciation and amortization, as further adjusted by removing the impact of the following: stock-based compensation; R&D (excluding salaries and related expense); grant revenue; litigation expense or revenue; acquisition, license, and business development expense; integration costs (including any litigation costs or revenue related to assumed litigation); unbudgeted executive severance expenses and on-boarding costs; and GAAP other income or expense. The calculation of inventory includes our medical device products (finished goods and work in process) and raw materials, but excludes ProCol and PhotoFix. “Days sales outstanding” or “DSO” is calculated by dividing (x) trade accounts receivable (net) as of December 31, 2015 by (y) net credit sales for the fourth quarter of 2015, and multiplying such amount by 92.

The following documents accompany this Agreement:

Additional Terms and Conditions describes transferability, what happens if you cease to be an employee of CryoLife, Inc., CryoLife International, Inc. or another eligible employer approved by the Compensation Committee (the “Committee”) of the Board of Directors of CryoLife, Inc.

(each, an “Eligible Employer”) before all or a portion of your performance shares vest and are issued, where to send notices and other matters.

The Plan contains the detailed terms that govern this Agreement. If anything in this Agreement or the other attachments is inconsistent with the Plan, the terms of the Plan, as amended from time to time, will control.

The Plan Prospectus Document covering this Agreement and the common stock that may be issued hereunder contains important information, including federal income tax consequences.

Most Recent Annual Report of CryoLife (not attached if you previously received the most recent Annual Report).

Please sign below to show that you accept this Agreement after review of the above documents. Keep a copy and return both originals to Roger T. Weitkamp, CryoLife, Inc., 1655 Roberts Blvd., NW, Kennesaw, GA 30144.

CRYOLIFE, INC.		GRANTEE:

By:
Name:	D. Ashley Lee	[Officer Name]:

Its:	Exec. VP, COO and CFO	Date:
Date:

ADDITIONAL TERMS AND CONDITIONS

EFFECT OF TERMINATION OF SERVICE. You must be an employee of CryoLife, Inc. or another Eligible Employer on the applicable vesting date to be entitled to the vesting of performance shares and the issuance of common stock as a result of such vesting. If you cease to be an employee for any reason, and any performance shares have not vested as of the date of termination of your employment, your performance shares shall automatically be forfeited, no related common stock will be issued, and this Agreement shall be cancelled as of the date of such termination of employment.

CRYOLIFE’S OBLIGATION TO PAY. Each performance share represents the right to receive one (1) share of CryoLife, Inc. common stock (“Stock”) at the target level, and subject to adjustment up or down based upon CryoLife’s adjusted EBITDA performance for 2015, inventory levels at the end of 2015, and CryoLife’s DSO for 2015, as further described on Exhibits “A”, “B” and “C”, on the date it vests in accordance with the vesting schedules on Exhibits “A”, “B” and “C” (or at such later time as indicated in this Agreement or the Plan). Unless and until the performance shares shall have vested, you will have no right to payment of shares of Stock with respect to any such performance shares. Prior to actual payment of any shares of Stock with respect to any performance shares, such performance shares will represent an unfunded, unsecured obligation of CryoLife, payable (if at all) only from the general assets of CryoLife. The number of shares of Stock subject to this Agreement, i.e., the relevant percentage of target shares that will be issued if time vesting requirements are satisfied, will be determined on and as of the date of filing of CryoLife’s Form 10-K for fiscal 2015 with the Securities and Exchange Commission. Shares will be rounded down to the nearest whole number of shares of Stock. No fractional shares will be issued. Notwithstanding anything to the contrary contained herein, at any time prior to the first anniversary of this Agreement, the Committee, in its sole discretion, may reduce the number of shares to be issued hereunder, but in no event may the number of shares to be issued be reduced below the target number of shares. You will receive written notice of any such reduction.

VESTING. Subject to the provisions of this Agreement and the Plan, the performance shares will vest and Stock will be issued according to the vesting schedule set forth on Exhibits “A”, “B” and “C”.

TIME OF PAYMENT.

(a) Payment after Vesting. Except as otherwise provided in the Plan, any performance shares that vest in accordance with this Agreement shall be paid to you (or in the event of your death, to your estate), in whole shares of Stock within thirty (30) days after the date on which such performance shares vest or as soon as administratively practicable thereafter, but in no event later than the date that is two and one-half months following the later of (i) the end of CryoLife’s taxable year; or (ii) the end of your taxable year that includes the vesting date. Notwithstanding anything in the Plan or this Agreement to the contrary, payment to you of Stock upon the vesting of a performance share shall be delayed to the extent required by Section 409A of the Internal Revenue of 1986, as amended (the “Code”).

(b) Accelerated Vesting Upon a Change of Control of CryoLife. If the vesting of the balance, or some lesser portion of the balance, of the performance shares subject to this Agreement is accelerated upon a Change of Control, as such term is defined in the Plan, of CryoLife, and such Change of Control is not a “change in the ownership or effective control” or “change in the ownership of a substantial portion of the assets” of CryoLife within the meaning of Section 1.409A-3(i)(5) of the United States Treasury Regulations, then such accelerated performance shares shall not be paid until the applicable vesting date of such performance shares, as set forth on the first page of this Agreement, or if earlier, the date of your death, disability or “separation from service” within the meaning of Section 409A of the Code from CryoLife (a “Separation from Service”); provided, however, that if the payment pursuant to this Section (b) is to be made upon your Separation from Service and as of the date of your Separation from Service you are a “specified employee” within the meaning of Section 409A of the Code then payment of the shares of Stock with respect to the performance shares subject to this Section (b) shall not be made until the date that is six (6) months and one day following the date of your Separation from Service if earlier payment would result in the imposition of the additional tax under Section 409A of the Code.

RIGHTS WITH RESPECT TO PERFORMANCE SHARES PRIOR TO VESTING. You may not transfer or otherwise assign your performance share agreement or the stock to be issued hereunder prior to vesting and the issuance of the stock. As this performance share agreement vests, you may receive certificates representing the vested portion or the shares of Stock to be issued to you or the shares may be issued in uncertificated form. Prior to issuance of shares of stock, you are not entitled to any rights as a shareholder with respect to the shares underlying this performance share agreement. As a result, subject to the provisions of the Plan, you will have no rights to vote such shares or to receive dividends or other distributions, if any, payable with respect to such shares after the date of this agreement but prior to the issuance of the shares subsequent to vesting.

WITHHOLDING OF TAXES. Notwithstanding any contrary provision of this Agreement, no certificate representing shares of Stock will be issued to you unless and until satisfactory arrangements (as determined by the Committee) have been made by you with respect to the payment of federal, state, local or foreign income, employment and other taxes which the Committee determines must be withheld (“Tax Related Items”) with respect to the shares of Stock so issuable. The Committee hereby allows you, pursuant to such procedures as the Committee may specify from time to time, to satisfy such Tax Related Items, in whole or in part (without limitation) by one or more of the following: (a) paying cash; (b) electing to have CryoLife or an Eligible Employer withhold otherwise deliverable shares of Stock having a Fair Market Value, as defined in the Plan, equal to the amount of the Tax Related Items required to be withheld; or (c) electing to have CryoLife or an Eligible Employer withhold any amount of Tax Related Items from any wages or other cash compensation payable to you by CryoLife or the Eligible Employer, as the case may be. If the obligation for Tax Related Items is satisfied by withholding a number of shares of Stock as described above, you will be deemed to have been issued the full number of shares of Stock subject to the vested performance shares, notwithstanding that a number of the shares of Stock are held back solely for the purpose of paying the Tax Related Items due as a result of any aspect of the performance shares. If you fail to make satisfactory arrangements for the payment of the Tax Related Items at the time any applicable performance shares are scheduled to vest, you will permanently forfeit such performance shares and no shares of Stock will be issued to you pursuant to them.

NOTICES. All notices delivered pursuant to this Agreement shall be in writing and shall be (i) delivered by hand, (ii) mailed by United States certified mail, return receipt requested, postage prepaid, (iii) sent by an internationally recognized courier which maintains evidence of delivery and receipt, (iv) sent by fax to (770) 590-3754, or (v) sent by email to weitkamp.roger@cryolife.com. All notices or other communications shall be directed to the following addresses (or to such other addresses as such parties may designate by notice to the other parties):

To CryoLife:	CryoLife, Inc.
1655 Roberts Blvd., NW
Kennesaw, GA 30144
Attention: Secretary

To you:	The address set forth in the Agreement

MISCELLANEOUS. Failure by you or CryoLife at any time or times to require performance by the other of any provisions in this Agreement will not affect the right to enforce those provisions. Any waiver by you or CryoLife of any condition or of any breach of any term or provision in this Agreement, whether by conduct or otherwise, in any one or more instances, shall apply only to that instance and will not be deemed to waive conditions or breaches in the future. If any court of competent jurisdiction holds that any term or provision of this Agreement is invalid or unenforceable, the remaining terms and provisions will continue in full force and effect, and this Agreement shall be deemed to be amended automatically to exclude the offending provision. This Agreement may be executed in multiple copies and each executed copy shall be an original of this Agreement. This Agreement shall be subject to and governed by the laws of the State of Georgia. No change or modification of this Agreement shall be valid unless it is in writing and signed by the party against which enforcement is sought, except where specifically provided to the contrary herein. This Agreement shall be binding upon, and inure to the benefit of, the permitted successors, assigns, heirs, executors and legal representatives of the parties hereto. The headings of each section of this Agreement are for convenience only. This Agreement, together with the Plan, contains the entire Agreement of the parties hereto, and no representation, inducement, promise, or agreement or other similar understanding between the parties not embodied herein shall be of any force or effect, and no party will be liable or bound in any manner for any warranty, representation, or covenant except as specifically set forth herein or in the Plan.

SECTION 409A. This Agreement and the performance shares granted hereunder are intended to comply with, or otherwise be exempt from, Section 409A of the Code. This Agreement and the performance shares shall be administered, interpreted and construed in a manner consistent with such Code section. Should any provision of this Agreement or the performance shares be found not to comply with, or otherwise be exempt from, the provisions of Section 409A of the Code, it shall be modified and given effect, in the sole discretion of the Committee and without requiring your consent (notwithstanding any other provisions hereof), in such manner as the Committee determines to be necessary or appropriate to comply with, or effectuate an exemption from, Section 409A of the Code. Each amount payable under this Agreement as a payment upon vesting of a performance share is designated as a separate identified payment for purposes of Section 409A of the Code.

Exhibit “A”

Adjusted EBITDA

Vesting Schedule

•	If adjusted EBITDA of at least $19,850,000 but less than $21,000,000 is achieved, we will fix the number of shares that may be issued pursuant to the adjusted EBITDA component of the Agreement at 60% of the target number of shares related to adjusted EBITDA; 50% of the fixed shares will vest on the anniversary date of the Agreement, 25% of the fixed shares will vest on the second anniversary date of the Agreement, and the final 25% will vest on the third anniversary of date of the Agreement;

•	If adjusted EBITDA of at least $21,000,000 but less than $22,150,000 is achieved, we will fix the number of shares that may be issued pursuant to the adjusted EBITDA component of the Agreement at 80% of the target number of shares related to adjusted EBITDA; 50% of the fixed shares will vest on the anniversary date of the Agreement, 25% of the fixed shares will vest on the second anniversary date of the Agreement, and the final 25% will vest on the third anniversary of date of the Agreement;

•	If adjusted EBITDA of at least $22,150,000 but less than $24,960,000 is achieved, we will fix the number of shares that may be issued pursuant to the adjusted EBITDA component of the Agreement at 100% of the target number of shares related to adjusted EBITDA; 50% of the fixed shares will vest on the anniversary date of the Agreement, 25% of the fixed shares will vest on the second anniversary date of the Agreement, and the final 25% will vest on the third anniversary of date of the Agreement; and

•	If adjusted EBITDA of $24,960,000 or more is achieved, the fixed number of shares earned will be calculated on a sliding scale; the scale will begin with adjusted EBITDA of $24,960,000 (or 106.9% of the target EBITDA of $23,349,000), resulting in 110% of the target number of shares related to adjusted EBITDA being fixed, and the scale will end with adjusted EBITDA of $26,851,000 (or 115% of the target EBITDA of $23,349,000), resulting in 150% of the target number of shares related to adjusted EBITDA being fixed; accordingly, we fix the number of shares subject to the adjusted EBITDA component of the Agreement as follows:

•	actual adjusted EBITDA divided by target adjusted EBITDA of $23,349,000,

•	minus 1.069,

•	times 5,

•	plus 1.10,

•	times the target number of shares,

up to a maximum number of shares equal to 150% of the target number of shares. 50% of the fixed shares will vest on the anniversary date of the Agreement, 25% of the fixed shares will vest on the second anniversary date of the Agreement, and the final 25% will vest on the third anniversary of the date of the Agreement.

Exhibit “B”

Inventory

Vesting Schedule

•	If CryoLife has inventory in an amount greater than or equal to $17,000,000 but less than $18,000,000 as of December 31, 2015, we will fix the number of shares that may be issued pursuant to the inventory component of the Agreement at 60% of the target number of shares related to inventory; 50% of the fixed shares will vest on the anniversary date of the Agreement, 25% of the fixed shares will vest on the second anniversary date of the Agreement, and the final 25% will vest on the third anniversary of date of the Agreement;

•	If CryoLife has inventory in an amount greater than or equal to $16,000,000 but less than $17,000,000 as of December 31, 2015, we will fix the number of shares that may be issued pursuant to the inventory component of the Agreement at 80% of the target number of shares related to inventory; 50% of the fixed shares will vest on the anniversary date of the Agreement, 25% of the fixed shares will vest on the second anniversary date of the Agreement, and the final 25% will vest on the third anniversary of date of the Agreement;

•	If CryoLife has inventory in an amount greater than or equal to $15,000,000 but less than $16,000,000, we will fix the number of shares that may be issued pursuant to the inventory component of the Agreement at 100% of the target number of shares related to inventory; 50% of the fixed shares will vest on the anniversary date of the Agreement, 25% of the fixed shares will vest on the second anniversary date of the Agreement, and the final 25% will vest on the third anniversary of date of the Agreement; and

•	If CryoLife has inventory in an amount less than $15,000,000, we will fix the number of shares that may be issued pursuant to the inventory component of the Agreement at 120% of the target number of shares related to inventory; 50% of the fixed shares will vest on the anniversary date of the Agreement, 25% of the fixed shares will vest on the second anniversary date of the Agreement, and the final 25% will vest on the third anniversary of date of the Agreement.

Exhibit “C”

Accounts Receivable — DSO

Vesting Schedule

•	If CryoLife’s DSO is greater than or equal to 55.1 days but less than or equal to 58.0 days, we will fix the number of shares that may be issued pursuant to the DSO component of the Agreement at 60% of the target number of shares related to CryoLife’s DSO; 50% of the fixed shares will vest on the anniversary date of the Agreement, 25% of the fixed shares will vest on the second anniversary date of the Agreement, and the final 25% will vest on the third anniversary of date of the Agreement;

•	If CryoLife’s DSO is greater than or equal to 52.1 days but less than 55.1 days, we will fix the number of shares that may be issued pursuant to the DSO component of the Agreement at 80% of the target number of shares related to CryoLife’s DSO; 50% of the fixed shares will vest on the anniversary date of the Agreement, 25% of the fixed shares will vest on the second anniversary date of the Agreement, and the final 25% will vest on the third anniversary of date of the Agreement;

•	If CryoLife’s DSO is greater than or equal to 48.0 days but less than 52.1 days, we will fix the number of shares that may be issued pursuant to the DSO component of the Agreement at 100% of the target number of shares related to CryoLife’s DSO; 50% of the fixed shares will vest on the anniversary date of the Agreement, 25% of the fixed shares will vest on the second anniversary date of the Agreement, and the final 25% will vest on the third anniversary of date of the Agreement; and

•	If CryoLife’s DSO is less than 48.0 days, we will fix the number of shares that may be issued pursuant to the DSO component of the Agreement at 120% of the target number of shares related to CryoLife’s DSO; 50% of the fixed shares will vest on the anniversary date of the Agreement, 25% of the fixed shares will vest on the second anniversary date of the Agreement, and the final 25% will vest on the third anniversary of date of the Agreement.